As Filed With the Securities and Exchange Commission

on February 28, 2007

Registration No. 333-_________

_______________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________________________________________________________

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1117144
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3841 Green Hills Village Drive, Nashville, TN 37215
(Address of Principal Executive Offices) (Zip Code)

Healthways, Inc. 2007 Stock Incentive Plan
(Full title of the plan)

Mary A. Chaput
3841 Green Hills Village Drive, Nashville, TN 37215
(Name and address of agent for service)

615-665-1122
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,036,953 (2) shares	$44.01(3)	$89,646,302	$2,610.80 (4)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement includes an indeterminate number of shares which may be issuable as a result of any stock dividend, stock split, reorganization or similar transaction. In addition, this registration statement covers related rights to purchase the Registrant’s Series A Preferred Stock Purchase Rights registered on a Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2000 as amended on Form 8-A filed with the Commission on February 28, 2007 (“Stock Rights”). No additional consideration will be received for the Stock Rights, which will initially trade together with the Registrant’s Common Stock.

(2)

The maximum number of shares of Common Stock with respect to which awards may be granted under the Healthways, Inc. 2007 Stock Incentive Plan will be 2,036,953 (which includes 35,591 shares with respect to which awards under the Registrant’s 1996 Stock Incentive Plan (the “1996 Plan”) were authorized but not awarded and 1,362 shares with respect to which awards under the Registrant’s Amended and Restated 2001 Stock Option Plan (the “2001 Plan”) were authorized but not awarded).

(3)

The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act and is based on the average of the high and low price per share of the Registrant’s Common Stock as reported on NASDAQ on February 27, 2007.

(4)

In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the registration fee is being offset by the dollar amount of registration fees previously paid in respect of 35,591 unissued shares previously registered by the Registrant on its Form S-8 Registration Statement File No. 333-122881, filed with the Commission on February 17, 2005 (the "2005 Registration Statement") and 1,362 unissued shares previously registered by the Registrant on its Form S-8 Registration Statement File No. 333-70948, filed with the Commission on October 4, 2001 (the "2001 Registration Statement") which are being registered under this Registration Statement. The amount of the registration fee was calculated as the difference between the aggregate registration fee of $2,752.14 (calculated based on the total number of shares under the 2007 Plan) less the sum of $141.34, which is the portion of the registration fee associated with the 35,591 unissued shares under the 1996 Plan and 1,362 unissued shares under the 2001 Plan that were previously paid in connection with the 2005 Registration Statement and 2001 Registration Statement.

Part I. Information Required in the Section 10(A) Prospectus

Healthways, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II. Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing such document:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2006.
(c)	The Registrant's Current Reports on Form 8-K filed with the Commission on October 5, 2006, October 12, 2006, November 8, 2006, December 1, 2006 (as amended on February 7, 2007) and February 8, 2007.
(d)

The description of the Stock Rights contained in the Registration Statement on Form 8-A filed on June 21, 2000, as amended on Form 8-A/A filed on February 28, 2007, and including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any of its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to be the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent a present or former director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Article VIII of the Registrant’s Restated Certificate of Incorporation requires that the Registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Registrant to the extent allowed by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant's Restated Certificate of Incorporation, as amended, provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant maintains directors’ and officers’ liability insurance which insures against certain liabilities that directors and officers of the Registrant may incur in such capacities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
3.1	Restated Certificate of Incorporation for Registrant, as amended [incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended August 31, 2006]

3.2	Bylaws, as amended [incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the Registrant’s fiscal quarter ended February 29, 2004]

4.1	Article IV of the Registrant’s Restated Certificate of Incorporation (included in Exhibit 3.1)

4.2

Rights Agreement, dated June 9, 2000, between Healthways, Inc. and SunTrust Bank, including the Form of Rights Certificate (Exhibit A), the Form of Summary of rights (Exhibit B) and the Form of Certificate of Amendment to the Restated Certificate of Incorporation of American Healthways, Inc. (Exhibit C) [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 21, 2000]

4.3

Amendment No. 1 to Rights Agreement, dated June 15, 2004, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 17, 2004]

4.4

Amendment No. 2 to Rights Agreement, dated July 19, 2006, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 19, 2006]

5	Opinion of Bass, Berry & Sims PLC

10	Healthways, Inc. 2007 Stock Incentive Plan [incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 8, 2007]

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24	Power of Attorney (included on Signatures page)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2)             that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or 15(d) or the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 28th day of February, 2007.

HEALTHWAYS, INC.

By:	/s/ Mary A. Chaput
Mary A. Chaput
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Ben R. Leedle, Jr. and Mary A. Chaput, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ben R. Leedle, Jr. Ben R. Leedle, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2007

/s/ Mary A. Chaput Mary A. Chaput	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 28, 2007

/s/ Alfred Lumsdaine Alfred Lumsdaine	Senior Vice President and Corporate Controller (Principal Accounting Officer)	February 28, 2007

Signature	Title	Date
/s/ Thomas G. Cigarran Thomas G. Cigarran	Chairman	February 27, 2007
/s/ John W. Ballantine John W. Ballantine	Director	February 27, 2007
/s/ Jay C. Bisgard Jay C. Bisgard	Director	February 26, 2007
/s/ Mary Jane England, M.D. Mary Jane England, M.D.	Director	February 27, 2007
/s/ Henry D. Herr Henry D. Herr	Director	February 26, 2007
/s/ L. Ben Lytle L. Ben Lytle	Director	February 27, 2007
/s/ C. Warren Neel C. Warren Neel	Director	February 26, 2007
/s/ Alison Taunton-Rigby Alison Taunton-Rigby	Director	February 27, 2007
/s/ John A. Wickens John A. Wickens	Director	February 28, 2007

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation for Registrant, as amended [incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended August 31, 2006]

3.2	Bylaws, as amended [incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the Registrant’s fiscal quarter ended February 29, 2004]

4.1	Article IV of the Registrant’s Restated Certificate of Incorporation (included in Exhibit 3.1)

4.2

Rights Agreement, dated June 9, 2000, between Healthways, Inc. and SunTrust Bank, including the Form of Rights Certificate (Exhibit A), the Form of Summary of rights (Exhibit B) and the Form of Certificate of Amendment to the Restated Certificate of Incorporation of American Healthways, Inc. (Exhibit C) [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 21, 2000]

4.3

Amendment No. 1 to Rights Agreement, dated June 15, 2004, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 17, 2004]

4.4

Amendment No. 2 to Rights Agreement, dated July 19, 2006, between Healthways, Inc. and SunTrust Bank [incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 19, 2006]

5	Opinion of Bass, Berry & Sims PLC

10	Healthways, Inc. 2007 Stock Incentive Plan [incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 8, 2007].

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24	Power of Attorney (included on Signatures page)